EXHIBIT 95.1

MINE SAFETY DISCLOSURE

Dodd-Frank Act Disclosure of Mine Safety and Health Administration Safety Data

Until recently, Alcoa Corporation’s alumina refinery in Point Comfort, Texas, was subject to regulation by the Mine Safety and Health Administration (MSHA) under the U.S. Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The MSHA inspected this facility on a regular basis and issued various citations and orders when it believed a violation had occurred under the Mine Act.

In December 2019, Alcoa announced that the facility was being permanently closed. During the first quarter of 2020, MSHA notified Alcoa that it would no longer exercise jurisdiction over the facility.  In the table below, these are the disclosures for the Point Comfort facility.

Management believes the following mine safety disclosures meet the requirements of section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Mine Safety Data. The table and other data below present mine safety information related to the Company’s U.S. facilities subject to MSHA regulation, as required by section 1503(a)(1) of the Dodd-Frank Act. The following data reflects citations and orders received from the MSHA during the quarter ended March 31, 2020, as reflected in the MSHA system on March 31, 2020, and the proposed penalties received from the MSHA during such period. ($ in full amounts)

Mine or Operating Name/MSHA Identification	Section 104 S&S Citations(3) (#)	Section 104(b) Orders(4) (#)	Section 104(d) Citations and Orders(5) (#)	Section 110(b)(2) Violations(6) (#)	Section 107(a) Orders(7) (#)	Total Dollar Value of MSHA Assessments Pro- posed(8) ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Point Comfort, TX Alumina Refinery (2)	—	—	—	—	—	$—	—	no	no	1	—	—
(1)

The MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities. The information provided in this table is presented by mine or operation rather than the MSHA identification number because that is how Alcoa Corporation manages and operates its business, and management believes that this presentation is more useful to investors.

(2)

Under the Interagency Agreement dated March 29, 1979 between the MSHA, the U.S. Department of Labor, and The Occupational Safety and Health Administration, alumina refineries (such as Alcoa Corporation’s Point Comfort facility) are subject to MSHA jurisdiction.

(3)

Represents the total number of citations issued under section 104 of the Mine Act, for violations of mandatory health or safety standards that could significantly and substantially contribute to a serious injury if left unabated. This includes the citations listed under the column headed section 104(d).

(4)

Represents the total number of orders issued under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period prescribed by the MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until the MSHA determines that the violation has been abated.

(5)	Represents the total number of citations and orders issued under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.
(6)	Represents the total number of flagrant violations identified under section 110(b)(2) of the Mine Act.
(7)	Represents the total number of imminent danger orders issued under section 107(a) of the Mine Act.
(8)	Amounts represent the total dollar value of proposed assessments received.

During the quarter ended March 31, 2020, Alcoa Corporation had no mining-related fatalities, and none of the Company’s mining operations received written notice from the MSHA of a pattern of, or the potential to have a pattern of, violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act.

The Federal Mine Safety and Health Review Commission (the “Commission”) is an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. As of March 31, 2020, Alcoa Corporation had one matter pending before the Commission concerning a retaliation complaint filed by an employee in 2015. On December 17, 2017, this matter was dismissed by an Administrative Law Judge after a trial on the merits; however, the employee appealed this decision to the Commission, where the matter is pending. On January 22, 2020, the Commission affirmed the trial judgment. On February 21, 2020, the employee appealed the decision to the United States Court of Appeals for the District of Columbia.